Exhibit 99.2

PRESS RELEASE

TEXAS PACIFIC LAND TRUST RESPONDS TO MERCURY LETTER

Friday, August 18, 1:00 pm CT

DALLAS, TX, August 18, 2006 – Texas Pacific Land Trust (NYSE:TPL) announced today that it had sent the following letter to Mercury Real Estate Advisors LLC (“Mercury”) in response to a letter which Mercury said yesterday that it had sent to Texas Pacific:

TEXAS PACIFIC LAND TRUST

 1700 Pacific Avenue
Suite 1670
Dallas, Texas 75201
__________

TRUSTEES: Maurice Meyer III John R. Norris III James K. Norwood	Telephone (214) 969-5530	ROY THOMAS General Agent DAVID M. PETERSON Assistant General Agent

August 18, 2006

Mercury Real Estate Advisors LLC
100 Field Point Road
Greenwich, CT 06830

Attn: David R. Jarvis, Chief Executive Officer
Malcolm F. MacLean, IV, President

Dear Messrs. Jarvis and MacLean:

        This letter is in response to your letter of August 17, 2006. Although the Trust has not received your letter, the Trust noticed the press release regarding your letter.

        The Trust agrees with many of the items noted in your letter. The Trust is an active purchaser of its shares. In 2005, the Trust spent $5,400,790 to repurchase shares, the most in its history. It also paid $1,203,670 in dividends in 2005. These two items represented almost 65% of the cash flow generated by the Trust in 2005. Through August 17, 2006, the Trust has spent $2,958,685 to repurchase shares and $1,400,994 for dividends.

        While the Trust seeks almost every day to purchase shares, the shares are very thinly traded which makes it difficult to acquire substantial amounts of stock. For example, the average daily volume for the last 3 months was only 2,444 shares. More importantly, the SEC’s rules on repurchases of stock impose substantial restrictions on the ability of the Trust to repurchase shares, especially given the low volume of daily trading. Please be assured that the Trust is actively seeking to purchase more of its shares but the thin trading volume and the SEC rules impose certain restraints on the Trust.

        In October 2004, the Trust did declare a special dividend of $1.75 a share. In 2006, the Trust also increased its annual dividend to $.65 a share. The Trust has considered, and will continue to consider, declaring another special dividend and/or increasing the annual dividend but no final decisions have been made.

        The Trust acts in the best interests of its certificate holders as a whole. We agree on the objective of maximizing value for the certificate holders which can include prudent share repurchases and dividends. However, the Trust expresses no views on your statements regarding liquidation value. As the Trust always notes in its reports, the ability of the Trust to sell land depends on market conditions and the pace of land sales from year to year is hard to predict.

        We appreciate your confidence in the Trust while you have been a shareholder for the last 3 years. The Trust hopes that you will continue to be a loyal and long-term holder of its shares. The Trust has been well managed for the last 118 years creating enormous value for its certificate holders and our objective is to continue that stewardship in the best interests of all those who hold shares in the Trust.

        Thank you for your continuing interest in the Trust.

Sincerely yours,

Roy Thomas
General Agent

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